EXHIBIT 5


October 1, 2003

3M Company
3M Center
St. Paul, MN 55144

Ladies and Gentlemen:

         This will refer to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") that is being filed by 3M Company (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of additional shares of the company's common stock (the "Shares") for issuance under the 2002 Management Stock Ownership Program (the "Plan").

         As Assistant General Counsel of the Company, I am familiar with the Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with the Plan. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photo static copies and the authenticity of the originals of such copies. I have also assumed that all of the Shares will be issued for the consideration permitted under the Plan as currently in effect. Based upon the foregoing, I am of the opinion that:

         1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

         2. All necessary corporate proceedings have been taken to authorize the issuance of the Shares being registered under the Registration Statement.

         3. The Shares covered by this Registration Statement, when issued in accordance with proper corporate authorizations, will be validly issued, fully paid, and nonassessable.

         This opinion is limited to the Federal laws of the United States and the laws of the State of Minnesota and, with respect to paragraph 1 above, the General Corporate Laws of the State


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of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporate Laws of the State of Delaware) and I am expressing no opinions as to the effect of the laws of any other jurisdiction. No one other than those to whom this letter is addressed is permitted to rely on or distribute this opinion without my prior written consent.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Gregg M. Larson, Esq.

Gregg M. Larson.
Assistant General Counsel